Exhibit 10.14

January 26, 2005

1st PACIFIC BANK OF CALIFORNIA

INCENTIVE COMPENSATION PLAN

SENIOR MANAGEMENT

Purpose

1st Pacific Bank of California (“Bank”) is desirous of establishing an incentive compensation program to reward senior management for productivity, high performance and implementing the business plan and vision of Bank.  The program is also a tool to assure that Bank meets ROE and ROA goals for the subject year and for future years.  Bank is unique to the community banking environment due to a primary focus on business and along with strong community ties. Bank is relatively young in age, having opened for business in late 2000. As Bank has been able to generate annual net income in 2003 and 2004 and build it’s banking foundation, it is now in a position to create an incentive compensation program for senior management that will be tied to profitability of Bank and other factors that are important to the Board of Directors. If Bank reorganizes into a bank holding company then the program will become a bank holding company program.

Who is Eligible?

The program is initially available to no more than five members of Senior Management, as identified in the organizational chart for Bank. The composition of the Senior Management grouping shall be determined by the President/ CEO, subject to ratification by the Personnel Committee of the Board of Directors. The initial group shall be comprised of three individuals (CEO, CCO and CFO). It is possible that the number of participants in the program may increase as Bank’s total assets increase and the organizational structure changes.

How Does the Plan Work?

The program is an incentive compensation program that shares rewards between the shareholders and plan participants.  The participants in this program are not entitled to participate in the TEAM SHARE Program, which is available to the other employees of Bank. Plan participants would not be rewarded with additional compensation unless Bank achieves a minimum level of performance. Each plan participants base salary is based upon a minimum level of financial performance. Under the program in 2005, no incentive compensation would be provided until Bank achieved at a minimum eight percent (8%) shareholder return on average equity (“ROAE”), before the payment of incentive compensation under this incentive compensation program. ROAE is based upon the generally accepted accounting principles definition of shareholder equity and does not include trust preferred securities or any debt instrument. In 2006 the minimum ROAE shall be increased to nine percent (9%) and in 2007 the minimum ROAE shall be increased to ten percent (10%).

Earnings Before Incentive Compensation (EBIC”)

In 2005, if EBIC is greater than a 8% ROAE, the excess amount attributable to EBIC would be divided as follows:

EBIC/ ROAE	8% to 10%
Shareholders	80.0%
Senior Management	20.0%

EBIC/ ROAE	10% to 12%
Shareholders	75.0%
Senior Management	25.0%

EBIC/ ROAE	12% to 15%
Shareholders	70.0%
Senior Management	30.0%

EBIC/ROAE	15% +
Shareholders	65%
Senior Management	35%

In 2006 the minimum ROAE is increased to 9%. If EBIC is greater than a 9% ROAE, the excess amount attributable to EBIC would be divided as follows:

EBIC/ ROAE	9% to 11%
Shareholders	80.0%
Senior Management	20.0%

EBIC/ ROAE	11% to 13%
Shareholders	75.0%
Senior Management	25.0%

EBIC/ ROAE	13% to 16%
Shareholders	70.0%
Senior Management	30.0%

EBIC/ROAE	16% +
Shareholders	65%
Senior Management	35%

In 2007 the minimum ROAE is increased to 10%. If EBIC is greater than a 10% ROAE, the excess amount attributable to EBIC would be divided as follows:

EBIC/ ROAE	10% to 12%
Shareholders	80.0%
Senior Management	20.0%

EBIC/ ROAE	12% to 14%
Shareholders	75.0%
Senior Management	25.0%

EBIC/ ROAE	14% to 17%
Shareholders	70.0%
Senior Management	30.0%

EBIC/ ROAE	17% +
Shareholders	65%
Senior Management	35%

The minimum ROAE levels are stair steps and the increased percentage distribution payable to Senior Management applies only to the amounts over the minimum ROAE levels and not retroactive to the base amount.

Illustration #1

Assume Bank had average equity during 2005 of $20,800,000. Also assume that EBIC was $2,500,000 for 2005. The incentive compensation would be as follows:

Base amount – 8% EBIC/ ROAE		$1,664,000
EBIC/ ROAE – 8% to 10%		$416,000
Senior Management – 20%	$83,200
EBIC/ ROAE – 10% to 12%		$416,000
Senior Management – 25%	$104,000
EBIC/ROAE – 13% +		$8,000
Senior Management – 30%	$2,400

If Bank achieved a $2,500,000 EBIC then Senior Management would be entitled to incentive compensation under this program of $189,600. Assuming that Bank had a thirty eight percent tax rate, the net earnings after tax for Bank would be $2,382,400 ($2,500,000 less that tax effected payment of $117,600) or a ROAE of 11.45%.

Illustration #2

Assume Bank had average equity during 2006 of $23,400,000. Also assume that EBIC was $3,500,000 for 2006. The incentive compensation would be as follows:

Base amount – 9% EBIC/ ROAE		$2,106,000
EBIC/ ROAE – 9% to 11%		$468,000
Senior Management – 20%	$93,600
EBIC/ ROAE – 11% to 13%		$468,000
Senior Management – 25%	$117,000
EBIC/ROAE – 13% +		$458,000
Senior Management – 30%	$137,400

If Bank achieved a $3,500,000 EBIC then Senior Management would be entitled to incentive compensation under this program of $348,000. Assuming that Bank had a thirty eight percent tax rate, the net earnings after tax for Bank would be $3,284,000 ($3,500,000 less that tax effected payment of $216,000) or a ROAE of 14.03%.

Illustration #3

Assume Bank had average equity during 2007 of $26,500,000. Assume that the Board increased the minimum base amount to 10%. Also assume that EBIC was $4,400,000 for 2007. The incentive compensation would be as follows:

Base amount – 10% EBIC/ ROAE		$2,650,000
EBIC/ ROAE – 10% to 12.0%		$530,000
Senior Management – 20%	$106,000
EBIC/ ROAE – 12% to 14%		$530,000
Senior Management – 25%	$132,500
EBIC/ ROAE – 14% to 17%		$530,000
Senior Management – 30%	$159,000
EBIC/ROAE – 17% +		$160,000
Senior Management – 35%	$56,000

If Bank achieved a $4,400,000 EBIC then Senior Management would be entitled to incentive compensation under this program of $453,500. Assuming that Bank had a thirty eight percent tax rate, the net earnings after tax for Bank would be $4,118,700 ($4,400,000 less that tax effected payment of $281,300) or a ROAE of 15.54%.

Merger, acquisitions or significant activity that impacts the five year strategic plan of Bank will require modification to the plan numbers in a given year.

The calculation of additional compensation will be based upon audited financial statements and shall be performed by the certified public accountants for Bank.

Additional Criteria

For Senior Management to receive the additional compensation under this program, the following additional criteria must be met:

Loan Quality B Loan quality for Bank must remain satisfactory, as determined by external and internal loan review.

Loan Losses B Net Loan Losses for Bank (on a consolidated basis) for the subject year shall not exceed .50 percent of beginning gross loans for that year. Bank’s loan loss reserves will be adequately funded.

Regulatory Examination Bank shall receive a composite CAMELS rating from its federal banking regulator of a “1” or “2” for the condition of Bank. In addition Bank will be not be operating under a memorandum of understanding or formal enforcement order from a federal regulator concerning the safety and soundness of Bank.

Payout

To assure the continued performance of Bank, a portion of the payout shall be deferred. The payment of the additional compensation to plan participants is as follows:

Senior Management

B                                        75 percent payment within five days of confirmation by the outside auditors to the Audit Committee of the financial statements for the fiscal year.

B                                        25 percent payment within five days of confirmation by the outside auditors to the Audit Committee of the financial statements for the following fiscal year.

Payout Conditions

The payout for the initial portion is subject to the condition that any individual who is entitled to additional compensation must be employed by Bank upon the receipt of the audited financial statements or March 31, whichever is earlier.

The payout for the deferred portions in the second year is subject to the following conditions:

B                                        Criteria to receive final 25 percent is:

ROAE Bank shall have achieved an EBIC/ ROAE of at least nine percent (9%) for the following year.

Regulatory Examination and Condition Bank shall receive a composite CAMELS rating from their federal regulator of a “1” or “2” and Bank shall not be operating under a memorandum of understanding or formal enforcement order from a federal regulator concerning the safety and soundness of Bank.

Failure to achieve these criteria will return the deferred portions of the additional compensation to Bank.

The payout of the deferred portion to individual plan participants in the Senior Management grouping is conditioned upon the continued employment with Bank.  If an individual plan participant in the Senior Management grouping is terminated for cause or resigns voluntarily from Bank, such individual plan participant shall lose all interest in the current year as well as all deferred portions of the additional compensation for the previous year.  If such individual plan participant in the Senior Management grouping is terminated without cause after June 30 or that such individual dies or become disabled after June 30, such individual plan participant, or their estate, shall be entitled a pro rata portion of the current year if Bank achieves the current year criteria. The formula to determine the pro rata portion shall be the number of months the individual plan participant worked during the year divided by 12, with such payout to take place within five days of confirmation by the outside auditors to the Audit Committee of the financial statements for the fiscal year. If such individual plan participant in the Senior Management grouping is terminated without cause or that such individual dies or become disabled they are only entitled to the deferred compensation tied to the previous year’s performance subject to the attainment of the additional criteria and payout conditions previously described. Therefore if an individual plan participant is terminated without cause in August of a plan year such individual plan participant would be entitled to 8/12ths of the current year (subject to Bank achieving the current year criteria) plus any deferred portion from the previous year (subject to Bank achieving the deferred payout criteria) with such payouts to take place within five days of confirmation by the outside auditors to the Audit Committee of the financial statements for the fiscal year. In such case the individual plan participant is not entitled to any deferred portion for the year such individual was terminated without cause or that individual died or became disabled. The definition of “cause”, “without cause” and “disability” shall be the same as the definitions contained in the employment agreement between Bank and the plan participant and in the event there is no employment agreement between Bank and the plan participant, the definitions shall be as set forth in Exhibit A, attached hereto.

In the event of the sale of Bank or a merger of Bank where Bank shareholders do not own at least 50% of the surviving entity, the deferred portions shall be paid immediately upon the consummation of such event.

Participant’s Distribution

The CEO is entitled to up to 40%. No Participant shall be entitled to more than 40% without the approval of the Board of Directors of Bank. The CEO shall be authorized to determine the breakdown of participation by each Participant.  The Personnel Committee of the Board has the authority to review the breakdowns.